                                                                     Exhibit 2.4

                     AGREEMENT FOR CONTRIBUTION OF INTERESTS

                                       IN

                                 M330 ASSOCIATES

                                  BY AND AMONG

                            THE MENDIK COMPANY, L.P.,
                         THE PARTNERS IN M330 ASSOCIATES
                                       AND
                          THE MENDIK PARTNERSHIP, L.P.





IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION, THE UNITS TO BE ISSUED HEREUNDER WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. ACCORDINGLY, NO UNITS MAY BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE, AND UNLESS THE OTHER TRANSFER RESTRICTIONS ON SUCH UNITS HAVE BEEN SATISFIED. CONTRIBUTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR OWNERSHIP OF UNITS FOR AN INDEFINITE PERIOD OF TIME.

IN MAKING AN INVESTMENT DECISION CONTRIBUTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


                                                                            Page
1.  Contributions..........................................................   2
2.  Consideration; Distributions Prior to Closing..........................   2
3.  Acceptance of Contributions............................................   5
4.  Closing Time and Place.................................................   6
5.  Representations and Warranties of Operating Partnership................   6
    5.1 Organization, Power and Authority, and Qualification ..............   6
    5.2 Authority Relative to this Agreement ..............................   6
    5.3 Binding Obligation ................................................   7
    5.4 Insolvency ........................................................   7
    5.5 Brokers ...........................................................   7
    5.6 Valid Consideration ...............................................   7
6.  Representations, Warranties and Agreements of Contributors.............   7
    6.1 Title; Authority to Assign ........................................   7
    6.2 No Breach of Partnership Agreement ................................   7
    6.3 Insolvency ........................................................   8
    6.4 Litigation ........................................................   8
    6.5 Binding Obligation, etc. ..........................................   8
    6.6 Brokers ...........................................................   8
    6.7 Securities Act and Other Representations and Agreements ...........   8
7.  Conditions to Completion...............................................  11
    7.1 Representations, Warranties and Covenants .........................  11
    7.2 Consents ..........................................................  11
    7.3 No Order or Injunction ............................................  11
    7.4 Instruments of Conveyance .........................................  11
8.  The Closing............................................................  11
    8.1 Contributors' and General Partner's Closing Documents .............  11
    8.2 Operating Partnership's Closing Documents .........................  12
9.  Closing Costs..........................................................  12
10. Operation in the Ordinary Course.......................................  12
11. General Provisions.....................................................  13
    11.1 Survival of Representations and Warranties .......................  13
    11.2 Notices ..........................................................  13
    11.3 Governing Law ....................................................  13
    11.4 Headings .........................................................  13
    11.5 Benefit and Assignment ...........................................  13
    11.6 Severability .....................................................  14
    11.7 Entire Agreement; Amendment ......................................  14
    11.8 No Waiver ........................................................  14
    11.9 Consent and Power of Attorney ....................................  14


Exhibit A         List of Partners
Exhibit B         Committed Capital Expenditures
Exhibit C         Contingent Leasing Expenditures

                     AGREEMENT FOR CONTRIBUTION OF INTERESTS

                              [330 MADISON AVENUE]


                  THIS AGREEMENT for the Contribution of Interests (this "Agreement") is made and entered into as of April 15, 1997, by and among The Mendik Company, L.P. ("Operating Partnership"), a Delaware limited partnership, whose general partner as of the date hereof is The Mendik Company, Inc., a Maryland corporation, each of the parties listed on Exhibit A annexed hereto who executes a Partner Consent (hereinafter defined) agreeing to become a party to this Agreement (collectively referred to herein as "Contributors") and The Mendik Partnership, L.P. (formerly known as The Mendik Company, L.P.) (in its capacity as a general partner of the Partnership (hereinafter defined), the "General Partner").

                  WHEREAS, it is desired to consolidate (the "Consolidation") the assets of Vornado Realty Trust, a Maryland real estate investment trust (the "REIT"), and interests in seven general or limited partnerships or limited liability companies of which the General Partner or an affiliate is a general partner or managing member, together with the assets of Mendik Realty Company, Inc. and Mendik Management Company, Inc., each a New York corporation and an affiliate of the General Partner, with and into Operating Partnership.

                  WHEREAS, upon completion of and after the Consolidation, the REIT will become and be the managing general partner of the Operating Partnership;

                  WHEREAS, Contributors are owners of interests in M330 Associates, a New York limited partnership (the "Partnership"), which is a general partner in 330 Madison Company, a New York general partnership ("330 Madison"), which owns land and improvements (the "Property") known as 330 Madison Avenue, New York, New York;

                  WHEREAS, Contributors wish to transfer all of their interests in the Partnership (excluding the transfer by the General Partner of a portion of its interest as general partner of the Partnership equal to a 1% interest in the Partnership and the obligations as managing general partner of the Partnership, but including the General Partner's preference right to distributions) (the interests to be assigned by Contributors being hereinafter collectively referred to as the "Contributed Interests"); and

                  WHEREAS, in connection with the consummation of the Consolidation, the parties hereto desire that Operating Partnership and, if designated by Operating Partnership, one or more special purpose subsidiary partnerships or limited liability companies of Operating Partnership or one or more other entities controlled by Operating Partnership (each a "Designated Subsidiary") acquire all of the interests in the Partnership through the contribution of such interests to Operating Partnership and/or one or more Designated Subsidiaries upon the terms and conditions provided herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, Operating Partnership, Contributors and the General Partner hereby agree as follows:


         1. Contributions. Upon the Closing (hereinafter defined), and subject to the satisfaction or waiver by Operating Partnership of the conditions set forth in Section 7 of this Agreement, Contributors shall contribute, convey and assign to Operating Partnership (and/or Designated Subsidiary) and Operating Partnership (and/or Designated Subsidiary) shall acquire from Contributors all of Contributors' right, title and interest in the Contributed Interests (the "Contributions"), including, without limitation, all of Contributors' interest in the profits, losses, property and capital of the Partnership allocable to the Contributed Interests, upon the terms and conditions set forth in this Agreement.

         2.       Consideration; Distributions Prior to Closing.

                  (a) In full consideration for the contribution of the Contributed Interests, Operating Partnership shall deliver to Contributors (or their designees as provided below) at the Closing, with respect to the Exchange Value (as such term is defined in the Confidential Solicitation of Consents and Private Placement Memorandum (the "Memorandum") dated March 29, 1997) for the Property, an aggregate of 207,688 units of limited partnership interests ("Units") in the Operating Partnership, such Units being allocated among the Contributors as set forth on Exhibit A, subject to adjustment as provided in
Section 2(b) hereof.

                  Prior to the Closing, subject to compliance with all applicable securities laws, any Contributor that is a partnership may give notice to the Operating Partnership to allocate all or a portion of the Units otherwise issuable to it among its partners in a manner set forth in the notice and to issue the Units directly to those partners, and any Contributor who holds interests in which another person or entity has a beneficial interest may give notice to the Operating Partnership to issue all or a portion of the Units otherwise issuable to that Contributor to the beneficial owner of that interest. In such event, as a condition to receiving any Units, any such partners of any Contributor or any such beneficial holder shall execute a Partner Consent (the "Partner Consent") in the form annexed to and made part of the Memorandum and shall make to the Operating Partnership the representations and warranties and agreements in Section 6.7(a), (b), (c) and (d) pursuant to an instrument reasonably satisfactory to the Operating Partnership (in addition to the Partner Consent to be executed by the Contributor).

                  (b) If the aggregate amount of the Net Other Assets (hereinafter defined) of 330 Madison as of the close of business on the day preceding the date of the Closing (the "Closing Date") exceeds $6,036,000, Operating Partnership shall issue additional Units (valued at the average of the closing prices on the New York Stock Exchange of shares of the REIT for the last ten trading days ending on the third trading day prior to the Closing Date) with a value equal to 24.75% of such excess Net Other Assets, and such additional Units shall be issued to each Contributor in the same proportion as the Units will be issued in accordance with Exhibit A.


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                  If the aggregate amount of the Net Other Assets of 330 Madison as of the close of business on the day preceding the Closing Date is less than $6,036,000, then, notwithstanding the provisions of Section 2(e) hereof, the Contributors shall cause the Partnership to have cash at Closing in an amount equal to 25% of the amount by which the Net Other Assets are less than $6,036,000.

                  As used in this Agreement, the following terms have the following meanings:

                       (i) "Net Other Assets" means the excess of Certain Other Assets over Certain Other Liabilities (as such terms are hereinafter defined).

                       (ii) "Certain Other Assets" means cash and cash equivalents (other than any condemnation or casualty proceeds held by 330 Madison), marketable securities, accounts receivable (including an estimate of any rent escalations payable by tenants with respect to the period through the Closing Date, but excluding any amounts payable by tenants with respect to any period after the Closing Date, as well as any amount payable by tenants after the Closing Date to the extent such amount has been recognized as income prior to the Closing), prepaid expenses (excluding any prepaid leasing costs relating to leases entered into prior to October 1, 1996), escrow deposits made by 330 Madison, capital expenditures (other than tenant improvements or building improvements required by the terms of any lease and other than those committed capital expenditures listed on Exhibit B annexed hereto) made on or after October 1, 1996, amounts paid for leasing costs, tenant and building improvements or tenant acquisition costs relating to (1) leases entered into on or after October 1, 1996 and (2) leases entered into prior to October 1, 1996, but only to the extent of any leasing expenditures with respect to such leases entered into prior to October 1, 1996 which are set forth on Exhibit C annexed hereto. For the purpose of calculating Certain Other Assets, the accounts receivable of 330 Madison shall be valued at the face amount of the accounts receivable, net of a reserve for doubtful accounts determined in accordance with generally accepted accounting principles consistently applied, and without giving effect to the straight-line requirement of FASB 13.

                       (iii) "Certain Other Liabilities" means accounts payable, accrued interest from and after October 1, 1996 (which has been capitalized) and any other accrued interest payable and any other accrued liabilities (including any liability or obligation for leasing costs, tenant or building improvements or tenant acquisition costs payable relating to leases entered into prior to October 1, 1996 but excluding any liability or obligation for leasing costs, tenant or building improvements or tenant acquisition costs payable relating to
(1) leases entered into on or after October 1, 1996 and (2) leases entered into prior to October 1, 1996, but only to the extent of any leasing expenditures with respect to such leases entered into prior to October 1, 1996 which are set forth on Exhibit C annexed hereto), the unpaid remaining cost of any committed capital expenditures listed on Exhibit B annexed hereto and prepaid rent received from tenants.


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
                  For purposes of this Section 2, the exercise of an option to renew a lease or to rent additional space pursuant to a lease shall be deemed a new lease entered into on the effective date of the renewal option.

                  (c) The General Partner shall prepare and submit to the REIT, not later than five days prior to the Closing Date, its best, good faith estimate of the Net Other Assets as of the close of business on the day preceding the Closing Date; such estimate shall be determined based upon the books and records of 330 Madison. The estimate submitted to the REIT shall be accompanied by (i) a statement setting forth in reasonable detail the calculation of the estimated Net Other Assets as of the close of business on the day preceding the Closing Date, and (ii) a certificate signed by the General Partner confirming that the estimate was calculated in accordance with the terms of this Section 2. The estimate shall be final and binding on the parties unless, at least two days prior to the Closing, the REIT gives written notice to the General Partner that it objects to any item. The REIT and the General Partner shall immediately consult with respect to any item objected to and their joint determination with respect to any items in dispute shall be final and binding on the parties. The number of additional Units to be delivered at Closing shall be based on the statement of Net Other Assets delivered by the General Partner if there is no objection thereto by the REIT (or the undisputed amount of Net Other Assets if there is such an objection) and additional Units, if any, shall be delivered to the General Partner, as agent for the Contributors, promptly after the accountants' determination referred to in the next sentence, it being understood that the Contributors shall be deemed to own such additional Units, if any, as of the Closing Date. If the REIT and the General Partner are unable to reach agreement on the amount of Net Other Assets prior to Closing, within ten days after the Closing, the dispute shall be referred to and resolved by a "Big 6" firm of independent certified public accountants proposed by the REIT and reasonably acceptable to the General Partner, and the determination by that accounting firm shall be final and binding on the parties. The fees and expenses of the accounting firm shall be borne by Operating Partnership.

                  (d) An amount equal to any amounts received by the Partnership after the Closing Date relating to the period through the Closing Date with respect to refunds of real estate taxes paid by 330 Madison (after deduction of any costs incurred by 330 Madison, the Partnership or the Operating Partnership in obtaining such refunds and less any portion of such refunds required or, in the REIT's reasonable determination, estimated to be required to be paid to tenants) shall be paid to the General Partner, as agent for the Contributors and certain other persons, not later than 10 days after the end of the month in which such amounts are received, and the General Partner shall promptly distribute such amounts to the Contributors.

                  (e) On the Closing Date, the General Partner shall cause the Partnership to satisfy any outstanding liabilities and to distribute all remaining cash to its partners.

                  (f) A dispute currently exists between 330 Madison and Bank of Credit and Commerce International S.A. (in Compulsory Liquidation) ("BCCI") as to the outstanding principal amount of 330 Madison's indebtedness to BCCI (the "BCCI Indebtedness"). At the Closing, the General Partner and the REIT shall agree upon the amount of the BCCI Indebtedness as asserted by BCCI, the amount as asserted by 330 Madison and therefore the amount in dispute as of the Closing Date (the "Closing Disputed Amount"). At such time as BCCI and 330 Madison agree on the amount to be paid to satisfy the BCCI Indebtedness (or that amount is finally determined by a court or arbitrator) (the "BCCI Payment Amount"), the REIT and the General Partner shall agree upon the amount of the BCCI Indebtedness at that time as asserted by BCCI (the "BCCI Asserted Amount") and as asserted by 330 Madison, and the difference between those amounts (the "Pay-Off Time Disputed Amount"). Promptly after the BCCI Indebtedness is repaid, the Operating Partnership shall issue to the Contributors, in proportion to their interests in the Partnership, an aggregate number of additional Units (valued at the average of the closing price on the New York Stock Exchange of common shares of the REIT for the last ten trading days ending three trading days prior to the date of the BCCI payment) with a value equal to the product of
(1) 24.75%, times (2) the excess of the BCCI Asserted Amount over the BCCI Payment Amount, times (3) a fraction of which the numerator is the Closing Disputed Amount and the denominator is the Pay-Off Time Disputed Amount.

                  (g) If the Operating Partnership (and/or Designated Subsidiary) acquires any interests in the Partnership, other than interests acquired from Contributors, which causes the Contributors to owe any tax payable as a result of the New York Real Estate Transfer Tax imposed by Article 31 of the Tax Law, the New York City Real Property Transfer Tax imposed by Chapter 46 of Title 11 of the Administrative Code of the City of New York, or any other similar tax payable by reason of the contribution of the Contributed Interests (collectively, the "Conveyance Taxes"), the Operating Partnership agrees to pay and shall be solely responsible for such Conveyance Taxes; provided, however, that the Contributors shall be solely responsible for and shall indemnify, defend and hold harmless Operating Partnership and the Partnership from and against all claims, liabilities, costs and expenses (including attorney's fees) incurred by Operating Partnership and the Partnership by reason of the failure of the Contributor to pay any Conveyance Taxes that would not have been imposed but for a Contributor's failure to satisfy any holding period or continuity requirements for qualifying for a reduced rate of Conveyance Taxes, including the holding period requirements with respect to certain transfers to a REIT imposed in connection with the New York Real Estate Transfer Tax imposed by
Article 31 of the Tax Law and the New York City Real Property Transfer Tax imposed by Chapter 46 of Title 11 of the Administrative Code of the City of New York.

         3. Acceptance of Contributions. Subject to satisfaction of the conditions listed or referred to in Section 7, Operating Partnership hereby agrees that at the Closing it shall accept or, at its election, cause a Designated Subsidiary to accept all or part of, the Contributions and shall assume any and all rights, obligations and responsibilities of Contributors as owners of the Contributed Interests that arise subsequent to the Closing Date.

         4. Closing Time and Place. Unless another date or place is agreed to by the parties, the closing of the Contributions (the "Closing") shall take place contemporaneously with the closing of the Consolidation at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036, or such other place and time as Operating Partnership and the General Partner shall agree, upon the satisfaction or waiver of all conditions to the Closing set forth in Section 7 hereof.


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
         5. Representations and Warranties of Operating Partnership. Operating Partnership hereby represents and warrants to Contributors as follows, which representations and warranties shall be true and correct on the Closing
Date:

         5.1 Organization, Power and Authority, and Qualification. Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The REIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Operating Partnership and the REIT has the requisite power and authority to carry on its respective business as it is now being conducted. Each of Operating Partnership and the REIT is qualified to do business and is in good standing in each jurisdiction in which the character of its property owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business or financial condition of Operating Partnership or the REIT, as the case may be.

         5.2 Authority Relative to this Agreement. Operating Partnership has taken all action necessary to authorize the execution, delivery and performance of this Agreement by Operating Partnership and no other proceedings on the part of Operating Partnership are necessary to authorize the execution and delivery of this Agreement and the consummation of the Contributions.

         None of the execution and delivery of this Agreement by Operating Partnership, the consummation by Operating Partnership of the Contributions or compliance by Operating Partnership with any of the provisions hereof shall (i) conflict with or result in any breach of any provisions of the partnership agreement of Operating Partnership; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Operating Partnership is a party or by which it or any of its properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Operating Partnership; except in the case of (ii) or (iii) for violations, breaches, or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of Operating Partnership or the REIT, and that shall not impair the effectiveness of the Contributions contemplated hereby, or (B) for which waivers or consents have been or shall be obtained prior to the Closing Date.

         5.3 Binding Obligation. This Agreement has been duly and validly executed and delivered by Operating Partnership and constitutes a valid and binding agreement of Operating Partnership, enforceable against Operating Partnership in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally or the rights of creditors of limited partnerships and to general principles of equity.

         5.4 Insolvency. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by or pending or threatened against Operating Partnership.

         5.5 Brokers. Neither Operating Partnership nor the REIT has employed or dealt with any broker or finder, or incurred any liability therefor, in connection with the Contributions.

         5.6 Valid Consideration. The Units, when issued in accordance with this Agreement and the Partnership Agreement of Operating Partnership, will be duly and validly issued, and the issuance thereof will not be subject to preemptive or other similar rights.

         6. Representations, Warranties and Agreements of Contributors. Each Contributor, in his, her or its capacity as a partner of the Partnership, hereby represents and warrants to and agrees with Operating Partnership with respect to his, her or its Contributed Interests as follows, which representations and warranties shall also be true and correct on the Closing
Date:

         6.1 Title; Authority to Assign. Contributor (i) owns good and marketable, legal and beneficial (except for holders of beneficial interests in the amounts payable with respect to such Contributed Interests who have no other rights with respect to those interests) title in and to his, her or its Contributed Interests which as of the Closing Date will be held free of any liens, encumbrances, judgments, adverse interests, pledges or security interests, other than pledges of partnership interests to the Partnership or the other partners to secure a partner's obligations to meet capital calls or other obligations as set forth in the partnership agreement of the Partnership (as to which no amounts are outstanding and no amounts will be outstanding as of the Closing Date), (ii) holds the entire right, title and interest in and to his, her or its Contributed Interests, and (iii) has the full right, power, capacity and authority to validly contribute and convey his, her or its Contributed Interests pursuant to this Agreement.

         6.2 No Breach of Partnership Agreement. None of the execution and delivery of this Agreement by Contributor, the consummation by Contributor of the Contribution or compliance by Contributor with any of the provisions hereof shall as of the Closing Date conflict with or result in any breach of any provisions of the Partnership Agreement of the Partnership or any other agreement to which Contributor is a party.

         6.3 Insolvency. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by or pending or, to the knowledge of Contributor, threatened against Contributor.

         6.4 Litigation. Contributor has no knowledge of any actual or pending litigation or proceeding by any organization, person, individual or governmental agency against Contributor with respect to or against or potentially affecting his, her or its Contributed Interests.

         6.5 Binding Obligation, etc. This Agreement has been duly and validly executed and delivered by Contributor to Operating Partnership and constitutes a legal, valid and binding agreement of Contributor, enforceable against Contributor in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. Contributor further represents and warrants that if Contributor is a corporation, partnership, trust or other entity, it has the power to, and is duly authorized and otherwise duly qualified to, purchase and hold securities such as Units and Common Shares (as hereinafter defined) and such entity has its principal place of business as set forth on Exhibit A.

         6.6 Brokers. Contributor has not employed or dealt with any broker or finder, or incurred any liability therefor, in connection with the Contribution.

         6.7      Securities Act and Other Representations and Agreements.

                  (a)      (i)   Upon the issuance of Units to Contributor (or a
designee as provided in Section 2), Contributor (or designee) shall become subject to, and shall be bound by, the terms and provisions of the Partnership Agreement of Operating Partnership, including the terms of the power of attorney contained in Section 15.11 thereof, as the Partnership Agreement may be amended and restated from time to time in accordance with its terms.

                           (ii)  Contributor or his, her or its advisor(s) have
had a reasonable opportunity to ask questions of and receive information and answers from a person or persons acting on behalf of the Partnership and Operating Partnership concerning the Consolidation, and, as Contributor may deem necessary, to verify the information contained in the Memorandum, receipt of which is acknowledged, and any other information provided to Contributor by the Partnership or Operating Partnership and all such questions have been answered and all such information has been provided to the full satisfaction of Contributor.

                           (iii) Contributor is acquiring Units for his, her or
its own account as principal, for investment and not with a view to resale or distribution, and the Units may not be transferred or otherwise disposed of by Contributor otherwise than in transactions pursuant to a registration statement filed by the Operating Partnership (which it has no obligation to file) or that are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and all applicable state and foreign securities laws, and the REIT may refuse to transfer any Units as to which evidence of such registration or exemptions from such registration satisfactory to the REIT is not provided to it, which evidence may include the requirement of legal opinions regarding the exemption from such registration. If the REIT elects, in its sole discretion, to deliver to any Contributor common shares of beneficial interest of the REIT ("Common Shares") upon redemption of any Units, the Common Shares will be acquired for his, her or its own account as principal, for investment and not with a view to resale or distribution, and the Common Shares may not be transferred or otherwise disposed of by Contributor otherwise than in transactions pursuant to any registration statement filed by the REIT with respect to such Common Shares (which it has an obligation to file only pursuant to the Registration Rights Agreement described in the Memorandum) or that are exempt from the registration requirements of the Securities Act and all applicable state and foreign securities laws, and the REIT may refuse to transfer any Common Shares as to which evidence of such registration or exemptions from such registration satisfactory to the REIT is not provided to it, which evidence may include the requirement of legal opinions regarding the exemption from such registration.

                           (iv)  Contributor (either alone or with his, her or
its advisors) has sufficient knowledge and experience in financial, tax and business matters to enable him, her or it to evaluate the merits and risks of an investment in the Units. Contributor has the ability to bear the economic risk of acquiring the Units. Contributor acknowledges that (1) the transactions contemplated by this Agreement and the Memorandum involve complex tax consequences for each Contributor and each Contributor is relying solely on the advice of his, her or its own tax advisors in evaluating such consequences, and
(2) neither Operating Partnership nor the General Partner has made (or shall be deemed to have made) any representations or warranties as to the tax consequences of such transaction to any Contributor. Each Contributor remains solely responsible for all tax matters relating to each Contributor.

                           (v)   If needed, Contributor has discussed with his,
her or its professional, legal, tax or financial advisors the suitability of an investment in Units or Common Shares for his, her or its particular tax and financial situation. Nothing contained herein or in the Memorandum shall be deemed to imply any representation by Operating Partnership or the General Partner as to a particular tax effect that may be obtained by any Contributor.

                           (vi)  All information that Contributor has provided
to Operating Partnership concerning himself or herself or itself and his, her or its financial position is correct and complete as of the date hereof, and if there should be any material change in such information prior to issuance of Units to the Contributors, he, she or it shall immediately provide such changed information to Operating Partnership.

                           (vii) Contributor has not disclosed any information
contained in the Memorandum to anyone other than his or her spouse or his, her or its professional, legal, tax or financial advisors advising him, her or it in connection with this investment and has not reproduced the Memorandum other than such use by such advisors.

                  (b) Status as a United States Person. (i) Unless otherwise indicated on the Partner Consent, Contributor certifies that Contributor is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code ("Section 1445"). To the extent that Contributor is not a foreign person within the meaning of Section 1445, (1) Contributor's U.S. taxpayer identification number that has previously been provided to the Partnership is accurate, (2) Contributor's home address (in the case of an individual) or office address (in the case of an entity) is that address indicated on Exhibit A of this Agreement and (3) if Contributor subsequently becomes a foreign person within the meaning of Section 1445, Contributor shall notify Operating Partnership prior to the Closing.

                           (ii)  If Contributor is or prior to the Closing
becomes a foreign person within the meaning of Section 1445, Operating Partnership shall, and is authorized to, withhold ten percent (10%) of the amount realized (as such term is defined in Section 1001 of the Internal Revenue Code) by Contributor in connection with the Contribution, unless Operating Partnership shall receive from Contributor a notice of nonrecognition transfer with respect to the Contribution by Contributor (in a form to be provided by Operating Partnership).

                  (c) Indemnification. Contributor hereby agrees to indemnify and hold harmless the Partnership, the REIT, Operating Partnership, The Mendik Company, Inc. and the General Partner and any of the employees, agents, officers, directors and affiliated persons of the foregoing from any and all damages, losses, costs and expenses (including reasonable attorneys' fees) which they, or any of them, may incur by reason of a failure by Contributor to fulfill any of its obligations under this Agreement or by reason of the breach by Contributor of any of the representations and warranties contained herein.

                  (d) Waiver and Contribution. Contributor understands that (i) the Units to be issued pursuant to the Consolidation have not been registered under the Securities Act and (ii) the failure to register such Units could result in Contributor being granted certain rights under the Federal securities laws, including a right to rescind Contributor's consent to the Consolidation. For the benefit of Operating Partnership, and in consideration of Operating Partnership's consummating the Consolidation, Contributor (x) hereby waives any and all rights he or she now has or may hereafter be granted to rescind his or her consent to the Consolidation on the basis that the Units issued in connection with the Consolidation were not registered (the "Waiver") and (y) agrees that if the Waiver is deemed void or unenforceable for any reason, including, without limitation, under Section 14 of the Securities Act, the entire beneficial interest in all property and amounts received by Contributor in any action to rescind the Consolidation (regardless of whether such action was initiated by Contributor) or otherwise received by Contributor as damages for failure to register the Units under the Securities Act, shall be promptly paid over and contributed by Contributor to Operating Partnership, for no additional consideration from Operating Partnership, other than the Units originally issued pursuant to the Consolidation.

                  Whenever the context shall require, all words in the male, female or neuter gender shall be deemed to include the other genders, all singular words shall include the plural, and all plural words shall include the singular. All representations, covenants and agreements of Contributor set forth in this Agreement shall survive the consummation of the Consolidation contemplated by the Memorandum.

         7. Conditions to Completion. In addition to the conditions to completion of the Consolidation set forth in the Memorandum, the obligations of Operating Partnership to consummate the transactions contemplated by this Agreement shall be subject to fulfillment (or waiver by Operating Partnership) at or prior to the Closing of the following conditions:

         7.1 Representations, Warranties and Covenants. The representations, warranties and covenants made by Contributors in this Agreement or in any document delivered by any of them pursuant to this Agreement shall be true and correct in all material respects when made and on and as of the Closing as though such representations, warranties and covenants were made on and as of such date.

         7.2 Consents. Any and all consents required by the Partnership Agreement of the Partnership, and any certificates, agreements, contribution and assumption instruments and other documents necessary or advisable to evidence the conveyance of the Contributed Interests and the admission of Operating Partnership (or Designated Subsidiary) into the Partnership by virtue of the contribution of the Contributed Interests, shall have been obtained.

         7.3 No Order or Injunction. The consummation of the Contributions shall not have been restrained, enjoined or prohibited by any order or injunction of any court or governmental authority of competent jurisdiction.

         7.4 Instruments of Conveyance. The Contributors shall have delivered the instruments evidencing conveyance of their interests referred to in Section 8.1.

         8.       The Closing.

         8.1 Contributors' and General Partner's Closing Documents. At Closing, each Contributor shall deliver (or cause to be delivered pursuant to the Power of Attorney referred to in Section 11.9) or the General Partner shall deliver the following (all of which shall be duly executed and acknowledged where required):

                  (a) A written document of conveyance contributing to Operating Partnership (and/or any Designated Subsidiary) title to Contributor's Contributed Interests, free and clear of any adverse claim or interest;

                  (b) Such documents and certificates as Operating Partnership reasonably may require to establish the authority of the parties executing any documents in connection with the Contributions including, in the case of any Contributor that is a corporation, partnership, limited liability company or other similar entity (other than a trust or an estate), an opinion of counsel, reasonably satisfactory to the Operating Partnership, as to the due execution and delivery of such documents;

                  (c) Such consents and instruments of admission as are contemplated by Section 7.2 hereof; and

                  (d) Such other documents, instruments and certificates as Operating Partnership and the General Partner, as agent for the Contributors, reasonably agree are necessary or appropriate, including without limitation recording and transfer forms and affidavits.

         8.2 Operating Partnership's Closing Documents. At Closing, Operating Partnership shall deliver or cause to be delivered to the General Partner, as agent for the Contributors, the following:

                  (a) The Units referred to in Section 2(a);

                  (b) Copies of the executed Partnership Agreement of the Operating Partnership and the Registration Rights Agreement and Unit Redemption Agreement referred to in Section 11.09; and

                  (c) Such other documents and instruments as the General Partner, as agent for the Contributors, and Operating Partnership agree are necessary or appropriate, including without limitation recording and transfer forms and affidavits.

         9. Closing Costs. Operating Partnership shall pay or provide for the payment of all costs associated with the closing of the contributions of the Contributed Interests pursuant to this Agreement, as described in and subject to the terms of the Memorandum.

         10. Operation in the Ordinary Course. The General Partner shall use reasonable efforts to operate the Partnership and the Property in the ordinary course of business between the date hereof and the closing of the Consolidation, including making any necessary capital expenditures and leasing expenditures consistent with past practices to maintain the quality and value of the Property.

         11.      General Provisions.

         11.1 Survival of Representations and Warranties. It is the express intention and agreement of the parties hereto that the representations and warranties of the parties set forth in this Agreement shall survive the consummation of the Contributions and the Closing.

         11.2 Notices. All notices, demands, requests or other communications that may be or are required to be given or made by any party to the other parties pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by certified mail, express overnight mail or delivery service, telegram, telex or facsimile transmission to the parties at the addresses specified in Exhibit A or such other address as the addressee may indicate by written notice to the other party.

         Each notice, demand, request or communication that is given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         11.3 Governing Law. This Agreement, the rights and obligations of the parties hereto and any claims or disputes relating to such rights and obligations shall be governed by and construed under the laws of the State of New York.

         11.4 Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         11.5 Benefit and Assignment. No Contributor shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Operating Partnership. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

         The Operating Partnership may designate one or more Designated Subsidiaries to acquire all or any part of the Contributed Interests (in which case the Designated Subsidiary shall execute a certificate at closing making the same representations and warranties as are made by Operating Partnership and references to Operating Partnership shall include the Designated Subsidiaries except where the context clearly indicates otherwise).

         11.6 Severability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement so long as the economic and legal substance of the Contributions is not affected in any manner materially adverse to either party.

         11.7 Entire Agreement; Amendment. The Schedules and the Exhibits attached hereto are hereby incorporated into the Agreement as if fully set forth herein. This Agreement, and the Schedules and Exhibits attached hereto, together with the Memorandum, contain the final and entire agreement between the parties hereto with respect to the Contributions, supersede all prior oral and written memoranda and agreements with respect to the matters contemplated herein, and are intended to be an integration of all prior negotiations and understandings. Contributors and Operating Partnership shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained or referred to herein or therein. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

         11.8 No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         11.9 Consent and Power of Attorney. The General Partner hereby consents to the contribution of the Contributed Interests pursuant hereto by each of the Contributors. Each Contributor is executing a Partner Consent pursuant to which such Contributor (a) is executing this Agreement, and (b) is consenting to each matter set forth therein. In addition, by executing this Agreement pursuant to the Consent, each Contributor is constituting and appointing each of David R. Greenbaum, John J. Silberstein and Christopher G. Bonk, individually, with full power of substitution, the true and lawful attorney-in-fact (the "Attorney") of such Contributor, with full power and authority in the name of and for and on behalf of such Contributor, to execute an instrument of conveyance contributing his, her or its Contributed Interests to Operating Partnership pursuant to the Consolidation on the terms set forth in the Memorandum, to execute the Partnership Agreement of Operating Partnership and the Registration Rights Agreement and a Unit Redemption Agreement (if the Contributor elects to redeem its Units for cash immediately after the Closing) and to execute any other instruments that the General Partner reasonably determines necessary or appropriate in connection with the contribution of the Contributed Interests pursuant to this Agreement and the consummation of the Consolidation.

         Each Contributor shall promptly notify the General Partner if any of the representations and warranties by that partner were not true and correct when made or become untrue at any time prior to the Closing.

         IN WITNESS WHEREOF, each of the Contributors has executed a separate Partner Consent agreeing to be bound by the terms of this Agreement and each of Operating Partnership, and the General Partner has caused this Agreement to be duly executed and delivered on its or his behalf as of the date first above written.

                         THE MENDIK COMPANY, L.P.

                         By: The Mendik Company, Inc., general partner


                             By:  /s/ David R. Greenbaum
                                  -----------------------------------------
                             Name:    David R. Greenbaum
                             Title:   President


                         THE MENDIK PARTNERSHIP, L.P.

                         By: Mendik Realty Company, Inc., general partner


                             By:  /s/ David R. Greenbaum
                                  -----------------------------------------
                             Name:    David R. Greenbaum
                             Title:   President

                             [ADDITIONAL SIGNATURES OMITTED]

                                M 330 Associates

                                    Exhibit A

                                List of Partners


                                                                      Number
                                                                     of Units
                                                                     --------
Madby Associates                                                        2,700
c/o Richard Vespa
Goldschmidt & Goldschmidt
641 Lexington Avenue
New York, NY  10033-4503


Knatten, Inc.                                                          51,282
c/o Weissbarth, Altman & Michaelson
156 West 56th Street
New York, NY  10022


Harvey L. Silbert                                                       8,097
10100 Santa Monica Blvd.
Los Angeles, CA  90067


Harvey L. Silbert, as Trustee                                           8,097
10100 Santa Monica Blvd.
Los Angeles, CA  90067


Bernard H. Mendik                                                       6,408
330 Madison Avenue
New York, NY  10017


The Mendik Partnership, L.P.                                          131,104
330 Madison Avenue                                                    -------
New York, NY  10017
                                                                      207,688

                                    Exhibit B

                         Committed Capital Expenditures

                                      NONE

                                    Exhibit C

                         Contingent Leasing Expenditures


                  Chapman & Fennell                                 $  173,290
                  Dean Witter                                          948,400
           Tukiye Ziraat Bank                                           86,570

                           TOTAL                                    $1,208,260